                                                               Exhibit (a)(5)(L)


                                                                [WESTFIELD LOGO]

                                                                   MEDIA RELEASE


                                                                 16 January 2003

         WESTFIELD AMERICA TRUST JOINS SIMON PROPERTY GROUP'S TAKEOVER
                       BID FOR TAUBMAN CENTERS IN THE US
                         (TOTAL ASSETS - US$4 BILLION)

Westfield America, Inc., the U.S. subsidiary of Westfield America Trust (ASX:WFA) has joined Simon Property Group (NYSE: SPG) in a revised bid for Taubman Centers Inc. (NYSE: TCO), a leading US shopping centre company.

The offer price to acquire all Taubman common shares will be increased from US$18 per share to US$20 per share. If the bid is successful Westfield America would pay US$522 million to jointly acquire the currently outstanding Taubman common shares.

This transaction would be accretive to Westfield America Trust's earnings per unit.

The Taubman portfolio comprises 21 super regional and regional malls located in nine states. Taubman, a regional mall real estate investment trust, was founded in 1950 and has been a public company since 1992.

The tender price of US$20 per share represents a premium to Taubman common shareholders of 50% over the share price when Simon made its first takeover proposal and a premium of 25% over the closing share price on 14 January 2003.

The tender offer period will be open until 14 February 2003 and will be withdrawn on this date if shares representing at least two-thirds of the outstanding common shares of Taubman have not been tendered into the revised offer.

The conditions of the current tender offer for Taubman otherwise remain unchanged.

"We expect the increased offer will be well received by the Taubman shareholders. We believe the increased bid is fully priced and provides Taubman shareholders with the opportunity to receive a substantial takeover premium," Westfield Managing Director Peter Lowy said.

Westfield America has put in place a loan facility provided by Deutsche Bank and UBS Warburg to fund its share of the revised tender offer.

                                      ENDS

WESTFIELD AMERICA TRUST (ASX: WFA) is the second-largest property trust listed on the Australian Stock Exchange. WFA owns a majority interest in the Westfield America portfolio of 63 centres, branded as Westfield Shoppingtowns. Westfield Shoppingtowns are home to more than 8,400 specialty stores and encompass 64 million square feet in the states of California, Colorado, Connecticut, Florida, Illinois, Indiana, Maryland, Missouri, Nebraska, New Jersey, New York, North Carolina, Ohio and Washington.


www.westfield.com
Issued by WESTFIELD AMERICA MANAGEMENT LIMITED ACN 072 780 619
For further information contact: Matthew Abbott +61 2 9358 7333

                                                                [WESTFIELD LOGO]

                                                                   MEDIA RELEASE


TAUBMAN FACT SHEET                                                   US DOLLARS
------------------                                                   ----------

Capital Structure:

Common Shares                      52.2m        @ $20/share           $1.04 bn
Operating Partnership Units*       31.8m                              $0.64 bn
Perpetual Preferred Stock*         (@ book value)                     $0.30 bn
                                                                      --------
                                                                      $1.98 bn

Debt    (@ 30 Sep '02)                                                $2.02 bn
                                                                      --------

Total Assets of Taubman                                               $4.00 bn

Number of Shopping Centers:                                                 21
Geographic split by region:
   East Coast                                                               11
   West Coast                                                                5
   Mid West                                                                  5

Number of Department Stores                                                 87
Number of Specialty Stores                                               3,200

Total GLA (sq ft million)                                                 23.9

Average Specialty Store Sales per sq ft**                                 $456
Average Specialty Store Rents per sq ft**                               $40.97
Occupancy**                                                               88.6%

*  Not the subject of the bid
** as at 31 December 2001


www.westfield.com
Issued by WESTFIELD AMERICA MANAGEMENT LIMITED ACN 072 780 619

                                                                     Page 2 of 2